EXHIBIT 99.1

JIM FORD APPOINTED TO BOARD AND NAMED PRESIDENT

MEDFORD, OR - October, 10, 2006 – PremierWest Bancorp (NASDAQ: PRWT): John Duke, Chairman of the Board of Directors of PremierWest Bancorp announced today that Jim Ford was appointed to the Board of Directors of PremierWest Bancorp and named President of PremierWest Bancorp and its subsidiary PremierWest Bank. Ford joined PremierWest in April of 2006 taking on substantial responsibility for PremierWest’s banking offices in California and Oregon, as well as PremierWest’s subsidiaries Premier Finance and PremierWest Investment Services, Inc.

Chairman Duke stated, “John Anhorn will continue in his role as Chief Executive Officer for PremierWest Bancorp and PremierWest Bank. John will continue to implement the Company’s successful business strategy of building a $2 billion community bank serving both Southern Oregon and Northern California. John will devote a greater amount of his time cultivating potential growth opportunities, through both acquisitions and de-novo branching. During the past eight years PremierWest has grown from two Southern Oregon offices with slightly more than $100 million in assets to our current 59 locations with assets of nearly $1 billion spanning two states. Solid growth, consistent improvement in credit quality and a focus on serving customers have contributed to increased shareholder value. PremierWest has improved earnings each year since 1999, and during the last five consecutive years grew earnings by double digit percentages.”

John Anhorn, Chief Executive Officer, stated “Jim and I worked together earlier in his career and since that time I have followed him as he served in positions of increasing responsibility. Prior to joining PremierWest Jim served as Executive Vice President & Chief Operating Officer for $1.2 billion Union Safe Deposit Bank until it was acquired by Bank of the West. At Bank of the West Jim served as Executive Vice President of Planning and Development. Jim’s solid management and community banking experience coupled with the enthusiasm he brings are a tremendous compliment to our executive management team”. Jim Ford added, “I have a very high level of respect for John, the Executive Team he has assembled, the Board of Directors and the employees at PremierWest Bank. The group has combined its talents to successfully implement a solid business strategy and profitably grow PremierWest. I am privileged to work with such a talented group of professionals. The future of PremierWest is bright and I am excited with the future prospects.”

ABOUT PREMIERWEST BANCORP
PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. Recognized as one of the fastest growing banks in the Pacific Northwest,

PremierWest offers a full array of financial products and services through a network of full service banking offices located primarily along the Interstate 5 freeway corridor between Eugene, Oregon and Sacramento, California.

Additionally, PremierWest offers expanded banking related services through two subsidiaries Premier Finance Company and PremierWest Investment Services, Inc. Premier Finance Company operates from offices in Medford, Klamath Falls, Grants Pass, Roseburg and Portland, Oregon, and Yreka and Redding, California. PremierWest Investment Services operates in all of the Bank’s community-focused market areas.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May of 2000. In April of 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January of 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama, and Butte. During 2004 and 2005, the Bank expanded into Yolo and Placer counties in California.